As filed with the Securities and Exchange Commission on June 24, 2002
                                           Registration Statement No.333-87658
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                         ---------------------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ---------------------------

                           JONES APPAREL GROUP, INC.
            (Exact name of Registrant as specified in its charter)


         Pennsylvania                                06-0935166
(State or other jurisdiction            (I.R.S. Employer Identification No.)
of incorporation or organization)

                         ---------------------------

                            250 Rittenhouse Circle
                               Bristol, PA 19007
                                (215) 785-4000

             (Address, including zip code, and telephone number,
                including area code, of Registrant's principal
                              executive offices)

                         ---------------------------

                              Ira M. Dansky, Esq.
                           Jones Apparel Group, Inc.
                                 1411 Broadway
                              New York, NY 10018
                                (212) 536-9526

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ---------------------------

                                With a copy to:

                             William V. Fogg, Esq.
                            Cravath, Swaine & Moore
                               825 Eighth Avenue
                           New York, New York 10019
                                (212) 474-1000

                         ---------------------------

          Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act , please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                       ----------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

----------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
----------------------------------------------------------------------------


PROSPECTUS

                                562,947 SHARES
                           JONES APPAREL GROUP, INC.
                                 COMMON STOCK
                           -------------------------

          This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, the selling shareholder may sell from time to time up to an aggregate of 562,947 shares of common stock of Jones Apparel Group, Inc., a Pennsylvania corporation. The selling shareholder acquired its Jones shares in connection with the acquisition by Jones of 100% of the common stock of Gloria Vanderbilt Apparel Corp., a Delaware corporation, and certain assets of Gloria Vanderbilt Trademark B.V., a Netherlands corporation, on April 8, 2002. In connection with this acquisition, we agreed to register the sale of these shares for the benefit of the selling shareholder.

          The selling shareholder may sell all or any portion of its shares of common stock in one or more transactions on the New York Stock Exchange or in private, negotiated transactions. The selling shareholder will determine the prices at which it sells its shares. We will not receive any of the proceeds from the sale of the shares by the selling shareholder, but we will pay all registration expenses. The selling shareholder will pay all selling expenses, including all underwriting discounts and selling commissions.

          On June 21, 2002, Jones had 128,929,107 shares of its common stock outstanding. The common stock is listed on the New York Stock Exchange under the symbol "JNY." On June 21, 2002, the last reported sale price of the common stock on the New York Stock Exchange was $37.80 per share.

          THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON
PAGE 3.

          The shares of Jones common stock may be offered by the selling shareholder in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The selling shareholder may be deemed to be an "underwriter" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the selling shareholder, any commissions paid to broker-dealers and, if broker-dealers purchase any shares as principals, any profits received by such broker-dealers on the resale of shares of Jones common stock may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling shareholder may be deemed to be underwriting commissions.

          This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

                           -------------------------

          Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus is June 24, 2002.

                              TABLE OF CONTENTS

                                                                         Page
                                                                         ----

Where You Can Find More Information..................................      1
The Company..........................................................      2
Risk Factors.........................................................      2
Use of Proceeds......................................................      4
Registration Rights..................................................      5
Description of Capital Stock.........................................      6
Selling Shareholder..................................................      7
Plan of Distribution.................................................      7
Special Note Regarding Forward-Looking Statements....................      9
Validity of Securities...............................................      9
Experts..............................................................     10


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

          As used in this prospectus, unless the context requires otherwise:

          o "we," "us," "our" and "Jones" means Jones Apparel Group, Inc. and/or its predecessors and consolidated subsidiaries;
          o    "Nine West" means Nine West Group Inc.; and
          o    "McNaughton" means McNaughton Apparel Group Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

          Jones files annual, quarterly and special reports, proxy statements and other information with the SEC. Jones' SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Jones files at the SEC's public reference facility in Washington, D.C. at the following address:

          o    450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

          Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities.

          Reports, proxy statements and other information concerning us can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

          We have elected to incorporate by reference into this prospectus the following documents (including the documents incorporated by reference therein) filed by Jones with the SEC:

          o Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 25, 2002;

          o Quarterly Report on Form 10-Q for the quarterly period ended April 6, 2002, filed with the SEC on May 17, 2002;

          o    Current Report on Form 8-K, filed with the SEC on March 11,
               2002;

          o    Current Report on Form 8-K, filed with the SEC on April 3,
               2002;

          o    Current Report on Form 8-K, filed with the SEC on May 1, 2002;
               and

          o    Current Report on Form 8-K, filed with the SEC on May 9, 2002.

          Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this prospectus and prior to the termination of this offering.

          You may request a copy of these filings, in most cases without exhibits, at no cost by writing or telephoning us at the following address:

                  Chief Operating and Financial Officer
                  Jones Apparel Group, Inc.
                  250 Rittenhouse Circle
                  Bristol, Pennsylvania 19007
                  (215) 785-4000

                          -----------------------

                                  THE COMPANY

          Jones is a leading designer and marketer of a broad range of women's collection sportswear, suits and dresses, casual sportswear and jeanswear for men, women and children, women's shoes and accessories, and costume, sterling silver, and marcasite jewelry. Jones has pursued a multi-brand strategy by marketing its products under several nationally known brands, including Jones New York; Lauren by Ralph Lauren, Ralph by Ralph Lauren, and Polo Jeans Company, which are licensed from Polo Ralph Lauren Corporation; Evan-Picone, Rena Rowan, Norton McNaughton, Erika, Energie, Currants, Jamie Scott, Gloria Vanderbilt, Todd Oldham, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier and Judith Jack. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. Jones primarily contracts for the manufacture of its products through a worldwide network of quality manufacturers. Jones has capitalized on its nationally known brand names by entering into various licenses for the Jones New York, Evan-Picone and Nine West brand names with select manufacturers of women's and men's products which Jones does not manufacture.

          On June 19, 2001, we acquired 100% of the common stock of McNaughton Apparel Group Inc., a Delaware corporation. McNaughton designs, contracts for the manufacture of and markets a broad line of branded moderately-priced women's and juniors' career and casual clothing. McNaughton markets its products nationwide to department stores, national chains, mass merchants, and specialty retailers, including J.C. Penney Company, Inc., Kohl's Department Stores, Inc., Federated Department Stores, Inc., May Department Stores Company and Sears, Roebuck and Co.

          On April 8, 2002, we acquired 100% of the common stock of Gloria Vanderbilt Apparel Corp. and certain assets of Gloria Vanderbilt Trademark B.V. Gloria Vanderbilt, a leading designer, marketer and distributor of women's moderately-priced stretch and twill jeanswear, markets its products nationwide to national chains, department stores, mass merchants, and specialty retailers, including Kohl's Department Stores, J.C. Penney Company, Inc., Mervyns, Costco Wholesale Corporation and Federated Department Stores, Inc. Brands include Gloria Vanderbilt and junior product marketed under the GLO brand name.

          Our principal executive offices are located at 250 Rittenhouse Circle, Bristol, Pennsylvania 19007. Our telephone number is (215) 785-4000.


                                 RISK FACTORS

          You should consider carefully all the information included or incorporated by reference in this prospectus and, in particular, should evaluate the following risks before deciding to invest in the securities.

THE APPAREL, FOOTWEAR AND ACCESSORIES INDUSTRIES ARE HIGHLY COMPETITIVE

          Apparel, footwear and accessories companies face competition on many fronts, including the following:

          o    establishing and maintaining favorable brand recognition;

          o    developing products that appeal to consumers;

          o    pricing products appropriately;

          o    providing strong marketing support; and

          o    obtaining access to retail outlets and sufficient floor space.

          There is intense competition in the sectors of the apparel, footwear and accessories industries in which we participate. We compete with many other manufacturers and retailers, some of which are larger and have greater resources than we do. Any increased competition could result in reduced sales or prices, or both, which could have a material adverse effect on us.

FASHION TRENDS ARE CONSTANTLY CHANGING

         Customer tastes and fashion trends can change rapidly. We may not be able to anticipate, gauge or respond to such changes in a timely manner. If we misjudge the market for our products or product groups, we may be faced with a significant amount of unsold finished goods inventory, which would have a material adverse effect on us.

THE APPAREL, FOOTWEAR AND ACCESSORIES INDUSTRIES ARE HIGHLY CYCLICAL

          Negative economic trends over which we have no control that depress the level of consumer spending could have a material adverse effect on us. Purchases of apparel, footwear and related goods often decline during recessionary periods when disposable income is low. In such an environment, we may increase the number of promotional sales, which would further adversely affect our profitability.

THE CONCENTRATION OF OUR CUSTOMERS COULD ADVERSELY AFFECT OUR BUSINESS

          Our ten largest customers, principally department stores, accounted for approximately 62% of sales in 2001. While no single customer accounted for more than 10% of our net sales, certain of our customers are under common ownership. Department stores owned by the following entities accounted for the following percentages of our 2001 sales:

                   May Department Stores Company..................  16%
                   Federated Department Stores, Inc...............  15%
                   Remainder of ten largest customers.............  31%

          We believe that purchasing decisions are generally made independently by individual department stores within a commonly controlled group. There has been a trend, however, toward more centralized purchasing decisions. As such decisions become more centralized, the risk to us of such concentration increases. The loss of any of our largest customers, or the bankruptcy or material financial difficulty of any customer or any of the companies listed above, could have a material adverse effect on us. We do not have long-term contracts with any of our customers, and sales to customers generally occur on an order-by-order basis. As a result, customers can terminate their relationships with us at any time or, under certain circumstances, cancel or delay orders.

SIGNIFICANT PORTIONS OF OUR SALES AND PROFITS DEPEND ON CERTAIN OF OUR LICENSE AGREEMENTS WITH POLO RALPH LAUREN CORPORATION

          The termination or non-renewal of our exclusive licenses to manufacture and market clothing under the Lauren by Ralph Lauren and Polo Jeans Company trademarks in the United States and elsewhere would have a material adverse effect on us. Our Lauren by Ralph Lauren and Polo Jeans Company businesses represent significant portions of our sales and profits. We sell products bearing those trademarks, as well as the Ralph by Ralph Lauren trademark, under exclusive licenses from affiliates of Polo Ralph Lauren Corporation. Net sales for all products under license from Polo Ralph Lauren amounted to $1,057,300,000 in 2001, $1,101,500,000 in 2000 and $890,300,000 in
1999.

          The Lauren by Ralph Lauren license expires on December 31, 2006. There is no presently existing right or obligation to renew the Lauren by Ralph Lauren license after December 31, 2006.

          The Polo Jeans Company license expires on December 31, 2005 and may be renewed by us in five-year increments for up to 25 additional years, if certain minimum sales levels in certain years are met. Polo Jeans Company sales are made season-to-season, with customers having no obligation to buy products beyond what they have already ordered for a particular season. In addition, renewal of the Polo Jeans Company license after 2010 requires a one-time payment by us of $25 million or, at our option, a transfer of a 20% interest in our Polo Jeans Company business to Polo Ralph Lauren (with no fees required for subsequent renewals). Polo Ralph Lauren also has an option, exercisable on or before June 1, 2010, to purchase our Polo Jeans Company business at the end of 2010 for a purchase price, payable in cash, equal to 80% of the then fair value of the business as a going concern, assuming the continuation of the Polo Jeans Company license through December 31, 2030.

          In addition to the provisions described above, the licenses contain provisions common to trademark licenses which could result in termination of a license, such as failure to meet payment or advertising obligations.

THE EXTENT OF OUR FOREIGN OPERATIONS AND MANUFACTURING MAY ADVERSELY AFFECT OUR DOMESTIC BUSINESS

          In 2001, approximately 84% of our apparel products were manufactured outside North America, primarily in Asia, while the remainder were manufactured in the United States and Mexico. Nearly all of Nine West's products were manufactured outside of North America in 2001 as well. The following may adversely affect foreign operations:

          o political instability in countries where contractors and suppliers are located;

          o    imposition of regulations and quotas relating to imports;

          o    imposition of duties, taxes and other charges on imports;

          o significant fluctuation of the value of the dollar against foreign currencies; and

          o restrictions on the transfer of funds to or from foreign countries.

          As a result of our substantial foreign operations, Jones' domestic business is subject to the following risks:

          o quotas imposed by bilateral textile agreements between the United States and certain foreign countries;

          o reduced manufacturing flexibility because of geographic distance between us and our foreign manufacturers, increasing the risk that we may have to mark down unsold inventory as a result of misjudging the market for a foreign-made product; and

          o violations by foreign contractors of labor and wage standards and resulting adverse publicity.

FLUCTUATIONS IN THE PRICE, AVAILABILITY AND QUALITY OF RAW MATERIALS COULD CAUSE DELAY AND INCREASE COSTS

          Fluctuations in the price, availability and quality of the fabrics or other raw materials used by us in our manufactured apparel and in the price of leather used to manufacture our footwear and accessories could have a material adverse effect on our cost of sales or our ability to meet our customers' demands. We mainly use cotton twill, wool, denim, and synthetic and blended fabrics. The prices for such fabrics depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of such raw materials and, in turn, the fabrics used in our apparel may fluctuate significantly, depending on many factors, including crop yields and weather patterns. We generally enter into denim purchase order contracts at specified prices for three to six months at a time. Higher cotton prices would directly affect our costs and could affect our earnings. During the past few years, there have been increases in the price of leather, which generally were reflected in the selling price of our footwear and accessories products. In the future, we may not be able to pass all or a portion of such higher raw materials prices on to our customers.

OUR RELIANCE ON INDEPENDENT MANUFACTURERS COULD CAUSE DELAY AND DAMAGE CUSTOMER RELATIONSHIPS

          We rely upon independent third parties for the manufacture of most of our products. A manufacturer's failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers for those items. The failure to make timely deliveries may drive customers to cancel orders, refuse to accept deliveries or demand reduced prices, any of which could have a material adverse effect on our business. We do not have long-term written agreements with any of our third party manufacturers. As a result, any of these manufacturers may unilaterally terminate their relationships with us at any time.

OUR STOCK PRICE HAS BEEN VOLATILE AND WE EXPECT THAT IT WILL CONTINUE TO BE VOLATILE

          Our stock price has historically been volatile, and we expect that it will continue to be volatile. Our financial results are difficult to predict and could fluctuate significantly.


                                USE OF PROCEEDS

          The selling shareholder will receive all of the proceeds from the sale of the Jones common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling shareholder.

                              REGISTRATION RIGHTS

          Pursuant to the registration rights agreement we entered into with G.V. Trademark Investments Ltd and Gloria Vanderbilt Trademark B.V., we have filed a shelf registration statement pursuant to Rule 415 under the Securities Act of which this prospectus is a part, covering resales of the Jones common stock issued to the selling shareholder in connection with our acquisition of 100% of the common stock of Gloria Vanderbilt Apparel Corp. and certain assets of Gloria Vanderbilt Trademark B.V. These securities cease to be registrable securities under the registration rights agreement when (i) a registration statement registering the securities has become effective under the Securities Act and the securities have been sold pursuant thereto, (ii) the securities have been sold under Rule 144 (or successor provision) under the Securities Act, (iii) the securities have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer have been delivered by us or (iv) the securities cease to be outstanding.

          Subject to certain rights to suspend use of the shelf registration statement, we will use reasonable efforts to cause the shelf registration statement to be declared effective and to keep the shelf registration statement effective until the earlier of (1) the date on which all the Jones common stock covered by the shelf registration statement are disposed of in accordance therewith and (2) April 8, 2003, the first anniversary of the original date of issuance of the Jones common stock.

          The following requirements and restrictions will generally apply to the selling shareholder in the sale of the Jones common stock pursuant to the shelf registration statement:

          o the selling shareholder will be required to be named as the selling shareholder in the related prospectus;

          o the selling shareholder will be required to deliver a prospectus to purchasers;

          o the selling shareholder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

          o the selling shareholder will be bound by the provisions of the registration rights agreement applicable to such holder (including certain indemnification obligations).

          The selling shareholder must give us prior written notice of any sale, transfer or disposition of the Jones common stock sold, transferred or disposed of pursuant to the registration statement. The selling shareholder may only submit 12 such notices in any calendar year. We must advise the selling shareholder whether an amendment or supplement to the registration statement is necessary within three business days of the receipt of such a sale notice; otherwise, we will be deemed to have advised the selling shareholder that no amendment or supplement is required, and the selling shareholder may consummate the proposed sale, transfer or disposition. If we consider it necessary to amend or supplement the registration statement, the proposed sale must be suspended until the registration statement has been amended or supplemented and declared effective. We must use reasonable efforts to file any such amendment or supplement and to cause the registration statement to be declared effective. We are permitted to delay filing any such amendment or supplement (twice per calendar year and for no longer than 30 days per delay) in specified circumstances, including circumstances relating to pending corporate developments.

          The selling shareholder may not sell, transfer or otherwise dispose of any of the Jones common stock covered by the registration statement during any period in which Jones prohibits its senior executives from purchasing or selling securities of Jones in the open market in connection with Jones' filing of a Form 10-K or Form 10-Q with the SEC. We must advise the selling shareholder in writing of the commencement and expiration of any such period.

          Subject to certain limitations, the registration rights agreement grants the selling shareholder the right to demand, during the one year period(s) from the issuance of the Jones common stock (or the contingent shares described below), one registration for an underwritten stock offering to sell all, but not less than all, of the stock covered by the registration statement. If the selling shareholder provides us with written notice of its desire to sell its shares by means of an underwritten offering, we must file such amendments and supplements to the shelf registration as necessary and use reasonable efforts to cause such an underwritten offering to comply with all applicable rules and regulations of the SEC. We must also assist the selling shareholder in marketing the Jones common stock to be sold pursuant to such an underwritten offering.

       The selling shareholder may be entitled to receive more shares of Jones common stock based on the performance of the Gloria Vanderbilt division over the 12-month period after April 8, 2002. Under the registration rights agreement, we must amend the registration statement of which this prospectus is a part or file a new registration statement covering resales of such common stock and use reasonable efforts to maintain the effectiveness of the applicable registration statement for a period of one year from the issuance of any such contingent shares, or until the selling shareholder has completed the distribution of such contingent shares, whichever occurs first. We will amend the registration statement filed herewith or file a new registration statement to include any shares which may be issued in 2003 based on the Gloria Vanderbilt division's future operating performance.

          The summary above of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit attached hereto.


                         DESCRIPTION OF CAPITAL STOCK

          Our authorized capital stock consists of (1) 200,000,000 shares of common stock, $.01 par value per share, and (2) 1,000,000 shares of preferred stock, $.01 par value per share. On June 21, 2002, we had 128,929,107 shares of common stock issued and outstanding and no shares of preferred stock outstanding. Jones common stock is listed on the New York Stock Exchange under the trading symbol "JNY."

          Each share of Jones common stock is entitled to one vote on all matters submitted to a vote of shareholders. Jones shareholders are entitled to receive dividends when and as declared by the Jones board of directors out of legally available funds. Dividends may be paid on the Jones common stock only if all dividends on any outstanding preferred stock of Jones shareholders have been paid or reserved. To date, Jones has not paid any cash dividends on shares of its common stock and does not anticipate paying any cash dividends in the foreseeable future.

          The issued and outstanding shares of Jones common stock are fully paid and nonassessable. Jones shareholders have no preemptive or conversion rights and are not subject to further calls or assessments by Jones. In the event of the voluntary or involuntary dissolution, liquidation or winding up of Jones, Jones shareholders are entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of preferred stock, if any, all of Jones' remaining assets available for distribution.

          The Jones Apparel Group board of directors is authorized to provide for the issuance from time to time of Jones preferred stock in series and, as to each series, to fix the designation, the dividend rate, whether dividends are cumulative, the preferences which dividends will have with respect to any other class or series of capital stock, the voting rights, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, the redemption prices and the other terms of redemption, and the terms of any purchase or sinking funds applicable to the series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Jones preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Jones common stock or for other corporate purposes.

          The transfer agent and registrar for Jones common stock is The Bank of New York.

                              SELLING SHAREHOLDER

         The following table sets forth the selling shareholder's name, number of shares beneficially owned and percent of outstanding shares. Based on the information provided to us by the selling shareholder, the selling shareholder has not had any position, office or other material relationship with Jones within the past three years.

                                                                           Number of Shares
                                                            Percent of     Registered
                                      Number of Shares      Outstanding    for Sale
Name of Selling Shareholder           Beneficially Owned    Shares         Hereby(1)
-------------------------------------------------------------------------------------------
G.V. Trademark Investments Ltd (2)    562,947                   *%         562,947

*  Less than 1%


          (1) This prospectus will also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, merger, consolidation, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of common stock.

          (2) All of the outstanding capital stock of G.V. Trademark Investments Ltd is indirectly owned by an investment group including persons related to Isaac Dabah, an officer of Gloria Vanderbilt Apparel Corp., a subsidiary of Jones Apparel Group.

          We prepared this table based on the information supplied to us by the selling shareholder, and we have not sought to verify such information.

          The selling shareholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of its shares of Jones common stock since the date on which the information in the above table was provided to us. Information about the selling shareholder may change over time.

          Because the selling shareholder may offer all or some of its shares of Jones common stock from time to time, we cannot estimate the number of shares of Jones common stock that will be held by the selling shareholder upon the termination of any particular offering by such selling shareholder. See "Plan of Distribution."


                             PLAN OF DISTRIBUTION

          The selling shareholder intends to distribute the shares of Jones common stock from time to time only as follows (if at all):

               o    to or through underwriters, brokers or dealers;

               o    directly to one or more other purchasers;

               o    through agents on a best-efforts basis; or

               o otherwise through a combination of any such methods of sale.

          If the selling shareholder sells the shares of Jones common stock through underwriters, dealers, brokers or agents, such underwriters, dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares of Jones common stock.

          The shares of Jones common stock may be sold from time to time:

               o in one or more transactions at a fixed price or prices, which may be changed;

               o    at market prices prevailing at the time of sale;

               o    at prices related to such prevailing market prices;

               o    at varying prices determined at the time of sale; or

               o    at negotiated prices.

          Such sales may be effected in transactions:

               o on any national securities exchange or quotation service on which Jones common stock may be listed or quoted at the time of sale;

               o    in the over-the-counter market;

               o in block transactions in which the broker or dealer so engaged will attempt to sell the shares of Jones common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

               o in transactions otherwise than on such exchanges or services or in the over-the-counter market;

               o    through the writing of options; or

               o    through other types of transactions.

          In connection with sales of the Jones common stock or otherwise, the selling shareholder may enter into hedging transactions with brokers-dealers or others, which may in turn engage in short sales of the Jones common stock in the course of hedging the positions they assume. The selling shareholder may also sell Jones common stock short and deliver Jones common stock to close out such short positions, or loan or pledge Jones common stock to brokers-dealers or others that in turn may sell such securities. The selling shareholder may pledge or grant a security interest in some or all of the Jones common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Jones common stock from time to time pursuant to this prospectus. The selling shareholder also may transfer and donate shares of Jones common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling shareholder for purposes of the prospectus. In addition, any shares of Jones common stock covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption.

          At the time a particular offering of shares of Jones common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the number of shares of Jones common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers.

          The selling shareholder and any underwriters, dealers, brokers or agents who participate in the distribution of the shares of Jones common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits on the sale of the shares of Jones common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

          The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the shares of Jones common stock by the selling shareholder and any other such person. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the shares of Jones common stock to engage in market-making activities with respect to the shares of Jones common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the shares of Jones common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Jones common stock.

         Pursuant to the registration rights agreement entered into in connection with the issuance of shares in our acquisition of 100% of the common stock of Gloria Vanderbilt Apparel Corp. and certain assets of Gloria Vanderbilt Trademark B.V., Jones on the one hand and the selling shareholder on the other hand will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

          We will pay all expenses of the shelf registration statement, except that the selling shareholder will pay any broker's commission, agency fee or underwriter's discount or commission.


                            SPECIAL NOTE REGARDING
                          FORWARD-LOOKING STATEMENTS

          This prospectus and the documents incorporated by reference contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for Jones common stock and other matters. Statements in this prospectus, including those incorporated by reference, that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and
Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this prospectus, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

               o    the effect of national and regional economic conditions;

               o lowered levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety concerns;

               o the performance of our products within the prevailing retail environment;

               o customer acceptance of both new designs and newly-introduced product lines;

               o    financial difficulties encountered by customers;

               o the effects of vigorous competition in the markets in which we operate;

               o our ability to integrate the organizations and operations of any acquired business into our existing organization and operations;

               o the termination or non-renewal of the licenses with Polo Ralph Lauren Corporation;

               o risks relating to our extensive foreign operations and manufacturing;

               o changes in the costs of raw materials, labor and advertising; and

               o our ability to secure and protect trademarks and other intellectual property rights.

          Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. You will find these forward-looking statements at various places throughout this prospectus and the documents incorporated by reference, including any amendments. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.


                            VALIDITY OF SECURITIES

          The validity of the securities offered by this prospectus will be passed upon by Ira M. Dansky, Esq., our Executive Vice President and General Counsel. With respect to certain matters concerning Pennsylvania law, he will rely on Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania. As of June 21, 2002, Mr. Dansky owned 16,452 shares of Jones common stock and had options to purchase 239,332 shares of Jones common stock.

                                    EXPERTS

          The consolidated financial statements and financial statement schedule of Jones incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in its reports incorporated herein, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth the costs and expenses payable by us in connection with the registration of the offering of the shares. All amounts shown are estimates except for the SEC registration fee. The selling shareholder will pay all costs and expenses of selling its shares, including all underwriting discounts and selling commissions, all fees and disbursements of its counsel and all "road show" and other marketing expenses incurred by the Company or any underwriters which are not otherwise paid by such underwriters.

              SEC Registration Fee......................  $ 1,998.62
              Accounting Fees and Expenses..............   25,000.00
              Legal Fees and Expenses...................   22,500.00
              Miscellaneous Expenses....................        0.00
                                                           ---------
                                Total...................  $49,498.62


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          As permitted by the Pennsylvania Business Corporation Law of 1988 (the "Pennsylvania Business Corporation Law"), Section 8.1 of the Amended and Restated By-laws of Jones Apparel Group, Inc. and Section 7.1 of the By-laws of Jones Apparel Group USA, Inc. provide that a director shall not be personally liable for monetary damages for any action taken or failed to be taken, other than as expressly provided in the Pennsylvania Business Corporation Law. Furthermore, such By-laws provide that the applicable corporation shall indemnify each officer and director to the full extent permitted by the Pennsylvania Business Corporation Law, and shall pay and advance expenses for any matters covered by such indemnification.

          Section 1741 of the Pennsylvania Business Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          Section 1742 of the Pennsylvania Business Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation. Indemnification shall not be made under Section 1742 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

          Section 1743 of the Pennsylvania Business Corporation Law provides that to the extent that a representative of a corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 or 1742 or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith.

ITEM 16.    EXHIBITS

EXHIBIT NO.    DESCRIPTION
-----------    -----------

4.1 Form of Certificate evidencing shares of common stock of Jones Apparel Group, Inc., incorporated by reference to
               Exhibit 4.1 to our Shelf Registration Statement on Form S-3, filed on October 28, 1998 (Registration No. 333-66223).

4.2 Registration Rights Agreement dated as of March 18, 2002 by and among Jones Apparel Group, Inc., G.V. Trademark Investments Ltd and Gloria Vanderbilt Trademark B.V.*

5.1            Opinion of Ira M. Dansky, Esq.

5.2            Opinion of Wolf, Block, Schorr and Solis-Cohen LLP.

23.1           Consent of BDO Seidman, LLP.

23.2           Consent of Ira M. Dansky, Esq. (included in opinion filed as
               Exhibit 5.1).

23.3 Consent of Wolf, Block, Schorr and Solis-Cohen LLP (included in opinion filed as Exhibit 5.2).

24.1           Power of Attorney.*

--------------------------
* Previously filed as an exhibit to the Registration Statement on Form S-3 filed May 6, 2002, Registration No. 333-87658.


ITEM 17.    UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events
                    arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement; and

              (iii) To include any material information with respect to
                    the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that the undertaking set forth in paragraphs
          (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 24, 2002.

                              JONES APPAREL GROUP, INC.
                              Registrant

                               By:
                                  /s/  Wesley R. Card
                                  --------------------------------
                                  Name:  Wesley R. Card
                                  Title: Chief Operating and Financial Officer

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                           DATE

   *                        Chairman and Director                 June 24, 2002
--------------------------
   Sidney Kimmel

   *                        President and Chief Executive         June 24, 2002
--------------------------  Officer and Director
   Peter Boneparth          (Principal Executive Officer)

 /s/ Wesley R. Card         Chief Operating and Financial Officer June 24, 2002
--------------------------  (Principal Financial Officer)
   Wesley R. Card

   *                        Senior Vice President and Corporate   June 24, 2002
--------------------------  Controller(Principal Accounting Officer)
   Patrick M. Farrell

   *                        Director                              June 24, 2002
--------------------------
   Geraldine Stutz

   *                        Director                              June 24, 2002
--------------------------
   Howard Gittis

   *                        Director                              June 24, 2002
--------------------------
   Anthony F. Scarpa

   *                        Director                              June 24, 2002
--------------------------
   Michael L. Tarnopol

   *                        Director                              June 24, 2002
--------------------------
   Matthew H. Kamens

   *                        Director                              June 24, 2002
--------------------------
   J. Robert Kerrey



--------------------------
* By: /s/ Wesley R. Card                                          June 24, 2002
      --------------------
         Wesley R. Card
         Attorney-in-Fact

                               EXHIBIT INDEX


EXHIBIT NO.    DESCRIPTION
----------     -----------

4.1 Form of Certificate evidencing shares of common stock of Jones Apparel Group, Inc., incorporated by reference to
               Exhibit 4.1 to our Shelf Registration Statement on Form S-3, filed on October 28, 1998 (Registration No. 333-66223).

4.2 Registration Rights Agreement dated as of March 18, 2002 by and among Jones Apparel Group, Inc., G.V. Trademark Investments Ltd and Gloria Vanderbilt Trademark B.V.*

5.1            Opinion of Ira M. Dansky, Esq.

5.2            Opinion of Wolf, Block, Schorr and Solis-Cohen LLP.

23.1           Consent of BDO Seidman, LLP.

23.2           Consent of Ira M. Dansky, Esq. (included in opinion filed as
               Exhibit 5.1).

23.3 Consent of Wolf, Block, Schorr and Solis-Cohen LLP (included in opinion filed as Exhibit 5.2).

24.1           Power of Attorney.*



----------------------------
* Previously filed as an exhibit to the Registration Statement on Form S-3 filed May 6, 2002, Registration No. 333-87658.